Exhibit 10.6

Final Version

AMPLIFY ENERGY CORP.

MANAGEMENT INCENTIVE PLAN

SEVERANCE AGREEMENT

[*], 2017

[Name]

[Address]

[City][State][Zip

Dear [*]:

As you know, Memorial Production Partners LP (the “Partnership”) and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on January 16, 2017 to implement a prenegotiated restructuring pursuant to the Joint Plan of Reorganization of Memorial Production Partners LP, et al, as amended from time to time (the “Plan of Reorganization”).

In connection with such restructuring, the Partnership, the Partnership’s general partner Memorial Production Partners GP LLC (the “General Partner”), and certain of the Debtors’ creditors negotiated the terms of a post-emergence management incentive plan for certain of the reorganized Debtors’ officers and other key employees (the “Management Incentive Plan”), with such terms as set forth on Annex 4 to Exhibit A to the Plan of Reorganization (the “MIP Term Sheet”). The Management Incentive Plan is attached as Exhibit I to that certain plan supplement filed by the Partnership with the Bankruptcy Court on March 31, 2017, as amended from time to time. You are also party to that certain Change of Control Agreement with the General Partner, dated [May 4, 2016][April [    ], 2017]1, as amended by a letter agreement in which the rights and obligations under such Change of Control Agreement, as amended, were assumed by Amplify Energy Corp., a Delaware corporation (the “Company”), and executed and delivered by you, Amplify Acquisitionco Inc. and the Company simultaneously herewith (the “CoC Agreement”).

By this letter agreement, and in consideration of your continued employment and future compensation and benefits from the Company or any of its subsidiaries, you and the Company hereby agree to the following:

(a) Subject to paragraphs (b), (c) and (d) below, if your employment terminates in a Post-Emergence Qualifying Termination (as defined below), then the Company shall pay you an aggregate amount in cash (the “Severance Amount”) equal to the greater of (i) the aggregate value of the payments or benefits due under Section 3 of the CoC Agreement (for clarity, other than the value of the vesting of equity awards under Section 3(b)(i)) and (ii) the aggregate value of the emergence awards that will be granted to you

[1]	For Bruce Berwager and Martyn Willsher.

in accordance with the MIP Letter Agreement (as defined in the MIP Term Sheet), with the common stock underlying such emergence awards to be valued based on the Fair Market Value (as defined in the Management Incentive Plan) on the date of such termination or resignation, and, in the case of stock options, less the applicable exercise price of such options (i.e., the value of the stock options will equal the spread). “Post-Emergence Qualifying Termination” means termination of your employment by the Company or any of its subsidiaries without “Cause” (as defined in the Management Incentive Plan) or your resignation of your employment with the Company or any of its subsidiaries for “Good Reason” (as defined in the applicable award agreement issued to you under the Management Incentive Plan), in either case, within two (2) years following the Effective Date (as defined in the Plan of Reorganization).

(b) The Severance Amount (less applicable withholdings) will be paid to you 50% on the sixtieth (60th) calendar day following the Post-Emergence Qualifying Termination and the remaining 50% in equal installments on each of the three (3), four (4), five (5) and six (6) month anniversaries of the Post-Emergence Qualifying Termination. Your entitlement to the Severance Amount shall be subject to your execution and non-revocation of a general release of claims in a form reasonably satisfactory to the Company (which release of claims shall be provided to you within five (5) days following the Post-Emergence Qualifying Termination and must be executed by you within fifty (50) days following the Post-Emergence Qualifying Termination). In addition, if you breach any of the restrictions set forth in the Restrictive Covenant Agreement (as defined in the applicable award agreement issued to you under the Management Incentive Plan), you will forfeit your entitlement to any installments of the Severance Amount that have not yet been paid to you, and you will be required to promptly repay to the Company any installments of the Severance Amount that were previously paid to you.

(c) If the Compensation Committee of the Board of Directors of the Company determines, in its good faith judgment, that the payment described in paragraph (a)(i) above is not warranted because your employment was terminated for poor performance, the Severance Amount will equal the amount determined in accordance with paragraph (a)(ii) above.

(d) The foregoing paragraphs (a), (b) and (c) shall not apply if a Post-Emergence Qualifying Termination occurs within six (6) months prior to, or twenty-four (24) months following, a Change of Control (as defined in the CoC Agreement), in which case, the CoC Agreement shall control. For clarity, neither the occurrence of the Effective Date nor the consummation of the transactions contemplated by the Plan of Reorganization shall constitute a “Change of Control” for such purposes.

(e) Notwithstanding anything in this letter agreement, a Post-Emergence Qualifying Termination shall not be deemed to have occurred for purposes of your entitlement to the Severance Amount unless such termination is also a Separation from Service (as defined in the CoC Agreement). If you are deemed on the date of a Post-Emergence Qualifying Termination to be a Specified Employee (as defined in the CoC Agreement), then to the extent that the Severance Amount (after taking into account all exclusions applicable thereto under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) is “nonqualified deferred compensation” subject to Section 409A, such portion of the Severance Amount shall be delayed and not be made prior to the earlier of (A) the six (6)-month anniversary of the date of such Separation from Service and (B) the date of your death (the “Delay Period”). All installments of any portion of the Severance Amount delayed pursuant to this paragraph (e) shall be paid to you in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period. Each installment of the Severance Amount will be treated as a separate payment for purposes of Section 409A.

This letter agreement constitutes a legally binding and enforceable agreement between you and the Company and embodies the entire agreement and understanding of the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto. For purposes of clarity, this letter agreement, and the terms and conditions herein, does not affect your rights, entitlements, benefits or obligations under the CoC Agreement. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and you and its respective heirs, executors, administrators, and successors. For the avoidance of doubt, as of the Effective Date, the CoC Agreement shall remain in full force and effect.

If the foregoing conforms to your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

[signature page follows]

IN WITNESS WHEREOF, this letter agreement is executed effective as of the date first set forth above.

AMPLIFY ENERGY CORP.

By:
Name:
Title:

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

Name:

4